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(DIGITAL-SOLUTIONS) (DGSI) Stockholders of Digital Solutions Approve Acquisition
of the TeamStaff Companies

         SOMERSET, N.J.--Dec. 17, 1998--Digital Solutions, Inc. (NASDAQ: DGSI), one of the nation's leading Professional Employer Organizations (PEO), announced today that its shareholders, at a special meeting, have approved the company's proposed merger agreement with The TeamStaff Companies, a group of privately-held PEOs located in Tampa, FL. The transaction was approved by holders of approximately 60 percent of Digital Solutions common stock, which represents 91 percent of the shares voted. The merged companies will have revenues of approximately $240 million and approximately 11,000 worksite employees, ranking the combined company among the top 15 PEOs in the U.S. PEOs provide outsourcing of human resource, payroll, benefits, and workmen's compensation protection to small and medium sized businesses.

         As previously announced, Digital Solutions will issue a minimum of approximately 8.2 million shares of its common stock in exchange for all of the common stock of TeamStaff and $3.1 million in cash for all the preferred stock and for payment of debt. Completion of the transaction is contingent upon the receipt of necessary financing and other normal closing conditions. Upon completion of the merger, the company will be renamed TeamStaff, Inc. Following the name change, the company expects its common shares to trade on the NASDAQ SmallCap market under a new proposed symbol "TSTF".

         According to Donald W. Kappauf, president and chief executive officer of DSI, the merger will provide Digital Solutions with an avenue for expansion in the attractive Southeastern marketplace, afford many opportunities for achieving operating efficiencies and synergies and accelerate the company's revenue and earnings growth over the next few years.

         The merged companies' PEO business will be based in Tampa. Kirk Scoggins, president and a principal shareholder of TeamStaff, will become president of the combined company's professional employment organization division and join its board of directors. TeamStaff has offices in Raleigh/Durham, NC; Dallas, TX; Atlanta, GA; and Jacksonville, FL as well as Tampa. The company serves a variety of industries, including golf course management, resort property management, manufacturing, distribution and service industries.

         Digital Solutions, Inc. provides comprehensive human resource management to small and mid-sized companies in a variety of industries. The company's service include professionally employer services which provide the administration of the human resource function, workers' compensation, employee benefits, a 401K plan, payroll and payroll tax service preparation. DSI also provides temporary and permanent staffing and payroll services. This press release contains statements of a forward-looking nature regarding future events. These statements are only

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predictions and actual events may differ materially. Please refer to documents that DSI files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.

         CONTACT:          Company Contact:
                           Don Kappauf, Chief Executive Officer
                           (732) 748-1700


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